Exhibit 99.2
1 Q2 Earnings Review July 29, 2010 Exhibit 99.2

2 Cautionary Notice: Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events, are not historical facts and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. These statements can generally be identified by lead-in words such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "may" ,"will" and other similar words. Statements that describe our Company's objectives, plans or goals are also forward-looking statements. Examples of such forward-looking information we may be discussing in this presentation include, without limitation, further implementation of our operational strategies and playbooks, future debt retirement, capital expenditures, operating margins and revenues, inventory levels and new vehicle industry sales volume. You are cautioned that these forward-looking statements are not guarantees of future performance, involve risks and uncertainties and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. These risks and uncertainties include, among other things, (a) economic conditions in the markets in which we operate, (b) the success of our operational strategies, (c) our relationships with the automobile manufacturers and (d) new and used vehicle sales volume. These risks and uncertainties, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K for the year ending December 31, 2009 and our Form 10-Q for the quarter ending March 31, 2010. These forward-looking statements, risks, uncertainties and additional factors speak only as of the date of this presentation. We undertake no obligation to update any such statements.

3 Sonic Automotive Q2 2010 Quarter in Review Financial Review Operations Review Closing Comments

4 Overall Results - Q2 2010 Continuing operations adjusted profit up 41%* Total revenue up 16% New retail volume up 15% with new retail vehicle revenue up 19% Introducing new vehicle Playbook in Q3 Used retail vehicle unit volume up 20% on top of prior year 12% increase Fixed operations revenue up 5% Customer pay revenue continues to increase *See appendix for reconciliation to GAAP amounts.

Quarterly Results (Adjusted*) *See appendix for reconciliation to GAAP amounts 5

6 Adjusted EBITDA - All Operations (CHART) (CHART) (amounts in millions)

7 SG&A - Q2 2010 (Adjusted*) *See appendix for reconciliation to GAAP amounts

8 Liquidity (1)Excludes other non-public debt principal of $140.8 million and $139.1 million at December 31, 2009 and June 30, 2010, respectively. Retired $12 million of senior subordinated notes and $1 million of convertible notes in Q2. Will redeem an additional $20 million of senior subordinated notes in Q3.

9 Debt Covenants Compliant with all Covenants

10 Capital Spending

11 New Retail Vehicles - Q2 2010 Continuing Operations Revenue (amounts in millions) Revenue $ 19.3% Gross Per Unit Gross Profit $ 20.1%

12 Used Retail Vehicles - YOY Change 1:1 Used to New Retail Ratio Biggest Revenue, Gross and Volume QTR ever! 30% 19% 8% (3%) (14%)

13 Fixed Operations - Q2 2010 Continuing Operations Revenue (amounts in millions) Revenue 4.8% Gross (amounts in millions) Gross 3.3%

14 Still planning for an 11 million SAAR Expect 2H to be fairly evenly split between Q3 and Q4 New vehicle Playbook rollout just beginning Used retail vehicle volume and gross continue to grow at double- digit pace Fixed operations continue to mature with better execution of the Playbook F&I is strengthening - up nearly 19% in gross, resulting from execution of Playbook and the increased volume levels Q3 buyback of 8 5/8% notes further reduces leverage and future interest Summary

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16 Reconciliation of Non-GAAP Financial Information

17 Reconciliation of Non-GAAP Financial Information